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                                                               EXHIBIT 4.14


                                                             EXECUTION COPY


                     RAYTHEON ENGINEERS & CONSTRUCTORS, INC.

                              CONSENT TO ASSIGNMENT

         THIS CONSENT TO ASSIGNMENT (this "CONSENT TO ASSIGNMENT") is entered into as of March 1, 2000 by RAYTHEON ENGINEERS & CONSTRUCTORS, INC., a Delaware corporation (the "CONSENTING PARTY"), and THE BANK OF NEW YORK, as collateral agent (the "COLLATERAL AGENT", together with any successors thereto in such capacity, referred to as the "ASSIGNEE"), for the benefit of and on behalf of the Senior Parties defined below.

         (A) AES Red Oak, L.L.C. (the "COMPANY"), a Delaware limited liability company, is providing for the development, construction, ownership, leasing and operation of a gas-fired combined cycle electric generating facility (the "FACILITY") and the financing, development and construction thereof (the Facility, equipment and facilities associated with the Facility and such financing, development and construction, the "PROJECT") to be located in the Borough of Sayreville, Middlesex County, New Jersey.

         (B) The Company intends to finance the development and construction of the Project, in part, through the issuance, from time to time, of certain securities (the "SECURITIES") pursuant to a Trust Indenture, dated as of March 1, 2000 between the Company and The Bank of New York, as trustee (the "TRUSTEE"), as it may be amended or supplemented from time to time (the "INDENTURE").

         (C) All obligations of the Company under the Securities, the Collateral Agency Agreement (defined below) and any other agreements evidencing senior debt of the Company (collectively, the "FINANCING DOCUMENTS") to the Trustee, the Collateral Agent, each successor to any such person and each other person providing senior debt to the Company who is or becomes a party to the Collateral Agency Agreement pursuant to its terms (collectively, the "SENIOR PARTIES") will be secured by a certain Mortgage, Security Agreement, Indenture, Pledge Agreement and Assignment of Leases and Income, each between the Company and The Bank of New York (collectively, the "SECURITY DOCUMENTS").

         (D) The Senior Parties and the Company have entered into the Collateral Agency and Intercreditor Agreement, dated as of March 1, 2000 (as amended, supplemented or modified and in effect from time to time, the "COLLATERAL AGENCY AGREEMENT") to set forth their mutual understanding with respect to (a) the exercise of certain rights, remedies and options by the respective parties thereto under the above described documents, (b) the priority of their respective security interests created by the Security Documents, (c) the application of project revenues and certain other monies and items and (d) the appointment of the Collateral Agent as collateral agent.

         (E) The Company and the Consenting Party have entered into that certain Agreement for Engineering, Procurement and Construction Services, as amended by the letters set forth in Annex A hereto (the "ASSIGNED AGREEMENT") dated as of October 15, 1999, pursuant to which, among other things, the Consenting Party will design, engineer, procure and construct the Project on a fixed-price turnkey basis and will provide certain warranties and guarantees.

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         (F) The Company has notified the Consenting Party that all of the
Company's right, title and interest in the Assigned Agreement is to be assigned to the Assignee as security pursuant to one or more of the Security Documents.

         (G) It is a condition precedent to the extension of credit by the Senior Parties that the Consenting Party execute and deliver this Consent to Assignment for the benefit of the Senior Parties.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used herein shall have the respective meanings specified herein or, if not defined herein, as defined in the Assigned Agreement.

         2. CONSENT TO ASSIGNMENT. The Consenting Party hereby irrevocably consents to the assignment of the Assigned Agreement by the Company to the Assignee for the benefit of the Senior Parties as security. The Consenting Party shall continue performance under the Assigned Agreement in accordance with its terms and the terms of this Consent to Assignment.

         3. NO DEFAULTS. The Consenting Party acknowledges and agrees that
(a) the Assigned Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written, (b) the Consenting Party has not assigned, transferred or hypothecated the Assigned Agreement or any interest therein, (c) the Consenting Party has no knowledge of any default by the Company in any respect of the performance of any material provision of the Assigned Agreement and without having performed any specific due diligence no knowledge of any event or condition which would either immediately or with the passage of any applicable grace period or giving of notice or both, enable the Consenting Party to terminate or suspend its obligations under the Assigned Agreement, (d) none of the Company's rights under the Assigned Agreement has been waived in writing, (e) the assignment by the Company of the Assigned Agreement to the Assignee, as security, and the acknowledgment of and consent to such assignment by the Consenting Party, will not cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement, and
(f) subject to the provisions of Section 9 hereof, a foreclosure or other exercise of remedies under any of the Security Documents or any sale thereunder by the Assignee, any of the Senior Parties or any of their respective designees or assignees, whether by judicial proceedings or under any power of sale contained therein, or any conveyance from the Company to the Assignee, any of the Senior Parties or any of their respective designees or assignees, in lieu thereof, shall not require the consent of the Consenting Party, or cause or constitute a default under the Assigned Agreement or an event or condition which would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement.

         4. NOTICE OF COMPANY'S DEFAULTS AND TERMINATION. Anything in the Assigned Agreement notwithstanding, until the obligations of the Consenting Party under the Assigned Agreement have been satisfied in full, the Consenting Party shall not exercise any right it may have under the Assigned Agreement, at law or in equity, to cancel, suspend or terminate the Assigned Agreement, or any of its obligations thereunder, as the result of any default or other action or

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omission of the Company without first giving a copy of a notice of default to the Assignee. Such notice shall be coupled with an opportunity to cure any such default or, with respect to any defaults which are not susceptible of being so corrected, to rectify to the Consenting Party's reasonable satisfaction the effect upon the Consenting Party of such default for a period of not less than forty-five (45) days from the later of (i) expiration of the cure period provided in the Assigned Agreement or (ii) delivery of such notice to the Assignee (or, with respect to nonmonetary defaults or defaults the curing of which requires the Assignee's possession of the Facility through foreclosure, such longer period of time as may be necessary under the circumstances, but not more than 120 days from the later of (i) expiration of the cure period provided in the Assigned Agreement or (ii) delivery of such notice to the Assignee, to complete such foreclosure or cure such default, provided the Assignee, any of the Senior Parties, or any of their respective assignees or designees is diligently pursuing such cure or foreclosure). Such notice shall be in writing and shall be deemed to have been given (a) when presented personally, (b) one business day after being deposited for overnight delivery with a nationally recognized overnight courier, such as FedEx, (c) when received, if deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to the Assignee at the address indicated below or such other address as the Assignee may have specified by written notice delivered in accordance herewith, or (d) when transmitted by telecopy to the number specified below and the receipt confirmed telephonically by recipient, PROVIDED that such telecopy is then followed by a copy of such notice delivered by a method specified in clause
(a), (b) or (c) above.

                    The Bank of New York, as Collateral Agent
                    101 Barclay Street
                    New York, New York 10286
                    Attention: Corporate Trust Administration
                    FACSIMILE: 212-858-3878


         Failure of the Consenting Party to provide such notice to the Assignee shall not constitute a breach of this Consent to Assignment, and the Assignee agrees that the Consenting Party shall have no liability to the Assignee for such failure whatsoever; however, no cancellation, suspension or termination of the Assigned Agreement by the Consenting Party, or of any of the Consenting Party's obligations thereunder by the Consenting Party, shall be binding upon the Assignee or any of the Senior Parties without such notice and the lapse of the applicable cure period. Any dispute that may arise under the Assigned Agreement notwithstanding, the Consenting Party shall continue performance and resolve any dispute in accordance with the terms of the Assigned Agreement, without discontinuing such performance until the lapse of the notice and applicable cure periods or extension periods. The Assignee, any of the Senior Parties or any of their respective assignees or designees may, but shall be under no obligation to, make any payment or perform any act required thereunder to be made or performed by the Company, with the same effect as if made or performed by the Company. If the Assignee, any of the Senior Parties or any of their respective assignees or designees fails to cure or rectify the effect of a default under the Assigned Agreement within the time permitted for such cure, the Consenting Party shall have all its rights and remedies with respect to such default as set forth in the Assigned Agreement.

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         5. NO PREVIOUS ASSIGNMENT. The Consenting Party represents and warrants to the Assignee that it has not assigned, transferred or hypothecated, nor previously consented to any assignment, transfer or hypothecation by the Company of the Assigned Agreement or any interest therein.

         6. AMENDMENT AND MODIFICATION WITHOUT CONSENT. The Consenting Party acknowledges that under the terms of the Financing Documents, the Company is not permitted to request or approve Scope Changes that exceed $5 million individually or $10 million in the aggregate except upon compliance with certain conditions. The Consenting Party shall not agree to any Scope Changes that exceed such amounts unless the Company shall have certified in writing to the Consenting Party that it has complied with such conditions set forth in such Financing Documents.

         7. PAYMENTS TO REVENUE ACCOUNT. The Consenting Party hereby agrees that, so long as any notes, bonds, loans, letters of credit, commitments or other obligations, or any other Financing Liabilities, are outstanding under the Financing Documents and until the same have been satisfied in full, all payments to be made by the Consenting Party with respect to the Assigned Agreement shall be in lawful money of the United States of America. The Company hereby directs the Consenting Party to, and the Consenting Party hereby agrees to, make all such payments with respect to the Assigned Agreement directly to the Assignee at ABA No. 021000018, for credit to AES Red Oak, L.L.C., for further credit to Account No. 002008 (Revenue Account)
Attention: Capital Markets Trust Services, or to such other person and/or at such other address as the Assignee may from time to time specify in writing to the Consenting Party. All payments required to be made by the Consenting Party under the Assigned Agreement shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, except for such offset, recoupment, abatement, withholding or reduction as is not prohibited by the terms of the Assigned Agreement.

         8. PROTECTION OF ASSIGNEE. In the event that either (a) the Company's interest in the Project shall be sold, assigned or otherwise transferred pursuant to the exercise of any right, power or remedy by the Assignee or pursuant to judicial proceedings, or (b) the Company rejects all or a portion of the Assigned Agreement under Title 11, United States Code, or other similar Federal or state statute and such rejection is approved by the appropriate bankruptcy court or is otherwise effective pursuant to such statute, AND in either case (i) no funds payable under the Assigned Agreement shall be due and payable to the Consenting Party, (ii) the effect upon the Consenting Party of any default not susceptible of being corrected shall have been rectified to Consenting Party's reasonable satisfaction, (iii) the Assigned Agreement shall have been validly terminated pursuant to the terms of the Assigned Agreement by reason of a default or a rejection by the Company or a trustee in bankruptcy under Title 11, United States Code, or other similar Federal or state statute, and (iv) the Assignee or any of the Senior Parties shall have cured, or shall be diligently pursuing a cure of, or shall have entered into a binding obligation providing for the cure of, any default susceptible of being corrected by Assignee or any of the Senior Parties or by a purchaser at any judicial or non-judicial sale, the Consenting Party shall, promptly, and in no event longer than ten (10) days after receipt of written request therefor; provided, such request is received by the Consenting Party not more than 60 days after any event specified in clause (a) or (b) above, execute and deliver an agreement to the Assignee, any of the Senior Parties or any of their respective nominees, purchasers, assignees or transferees, as the case may be, for the remainder of the term of

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the Assigned Agreement and with the same terms as are contained therein;
provided, that any nominee, purchaser, assignee, or transferee of the Assignee or the Senior Parties shall assume in writing the obligations of the Company under the Assigned Agreement. References in this Consent to Assignment to "Assigned Agreement" shall be deemed also to include such new agreement.

         9. ACKNOWLEDGEMENT OF ASSIGNEE'S OBLIGATIONS AND RIGHTS. Neither the Assignee nor any of the Senior Parties has any obligation hereunder to extend credit to the Consenting Party or any contractor of the Consenting Party at any time for any purpose. Neither the Assignee nor any of the Senior Parties shall have any obligation to the Consenting Party under the Assigned Agreement unless and until such time as such entity elects to succeed to the interest of the Company under the Assigned Agreement in accordance with this Consent to Assignment. Upon the occurrence and during the continuance of an event of default under any of the Security Documents, the Assignee or any of the Senior Parties shall have the right to the extent authorized under the Security Documents, to (a) take possession of the Project and operate the same, (b) sell or otherwise transfer their interest in the Project and any purchaser at such sale shall succeed to the Assignee's or the Senior Parties' rights hereunder, as the case may be, and (c) exercise all rights of the Company under the Assigned Agreement in accordance with the terms thereof. In the case of subsection (b) above, the Assignee and the Senior Parties agree that any purchaser, assignee, or transferee of the Project who assumes the Assigned Agreement shall assume in writing the obligations of the Company under the Assigned Agreement. Subject to the Assignee's compliance with the provisions of the Assigned Agreement (if applicable) and the terms of this Consent to Assignment, the Consenting Party shall cooperate with the Assignee and comply in all respects in the Assignee's exercise of such rights. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an event of default under any of the Financing Documents, the Assignee, any of the Senior Parties or any of their respective designees or assignees satisfying the qualification set forth in this Section 8 shall have the full right and power to enforce directly against the Consenting Party all obligations of the Consenting Party under the Assigned Agreement and to otherwise exercise all remedies thereunder, and to make all demands and give all notices and make all requests required or permitted to be made by the Company under the Assigned Agreement. The Assignee, any of the Senior Parties or any of their respective assignees or designees satisfying the qualification set forth in this Section 8 shall have the right, but not the obligation, to perform any act, duty or obligation required of the Company thereunder within the time periods provided in the Assigned Agreement; provided that nothing herein shall require the Assignee, any of the Senior Parties or any of their respective designees or assignees to cure any default of the Company under the Assigned Agreement or to perform any act, duty or obligation of the Company under the Assigned Agreement.

         10. REFINANCING. The Consenting Party hereby acknowledges that the Company may from time to time obtain refinancing for the Project (including privately or publicly placed bonds or notes), and the Consenting Party agrees that it will promptly upon request execute in favor of the lenders providing such refinancing a consent to assignment containing terms and conditions that are mutually agreed between the parties.

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         11. REPRESENTATIONS. The Consenting Party represents and warrants to the Assignee as follows:

                  (a) The Consenting Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to transact the business it conducts (including, without limitation, performance of its obligations under the Assigned Agreement) and to own the properties it owns.

                  (b) The Consenting Party has the necessary corporate power, corporate authority and legal right to execute, deliver and perform its obligations under the Assigned Agreement and this Consent to Assignment, and the execution and delivery by the Consenting Party of the Assigned Agreement and this Consent to Assignment and the performance of its obligations thereunder and hereunder have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of the corporate charter or by-laws of the Consenting Party or any provision of any material law, rule or regulation, or any material order, writ, judgment, injunction, decree, determination or award having applicability to the Consenting Party and the performance of the Assigned Agreement and this Consent to Assignment,
(ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Consenting Party is a party or by which it or its properties may be bound or subject or (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Consenting Party; and the Consenting Party is not now in violation, breach or default of any material provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award having applicability to the Consenting Party and the performance of the Assigned Agreement and this Consent to Assignment or any agreement referred to above in clause (iii) of this subsection (b), which violation could reasonably be expected to have a material adverse effect on the ability of the Consenting Party to perform its obligations under this Consent to Assignment or the Assigned Agreement.

                  (c) The Assigned Agreement and this Consent to Assignment have been duly executed and delivered and each constitutes a valid and binding obligation of the Consenting Party, enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights and general equitable principles.

                  (d) No consent or approval of, or other action by, or any notice or filing with, any court or administrative or governmental body (except those previously obtained and in full force and effect) is required in connection with the execution and delivery of the Assigned Agreement or this Consent to Assignment or the performance by the Consenting Party of its obligations hereunder. The Consenting Party has obtained all Applicable Permits designated in Appendix F of the Assigned Agreement as being the responsibility of the Contractor, if any, with respect to the performance of its obligations under the Assigned Agreement and this Consent to Assignment required by applicable laws, statutes, rules and regulations in effect as of the date hereof other than Applicable Permits which are not yet required and which the Consenting Party has no reason to believe will not be obtained in the ordinary course of business, upon due application therefor when required.

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                  (e) The Consenting Party is not in default with respect to the Assigned Agreement and has no knowledge, as of the date hereof, of any claims or rights of set off by the Consenting Party or by any of its affiliates against the Company. To the best of the Consenting Party's knowledge after due inquiry, each other party to the Assigned Agreement have complied with all conditions precedent to the respective obligations of such party to perform under the Assigned Agreement.

                  (f) There are no proceedings pending or, to the best of the Consenting Party's knowledge after due inquiry, threatened against or affecting the Consenting Party in any court or before any governmental authority or arbitration board or tribunal (whether or not purportedly on behalf of the Consenting Party) which, individually or in the aggregate are reasonably anticipated to result in a material and adverse effect upon the ability of the Consenting Party to perform its obligations under, or which purports to affect the legality, validity or enforceability of, the Assigned Agreement or this Consent to Assignment.

                  (g) All representations, warranties and other statements made by the Consenting Party in the Assigned Agreement were true and correct as of the date when made and are true and correct as of the date of this Consent to Assignment.

         12. CONCERNING THE ASSIGNED AGREEMENT.  (a) Independent Engineer:
The Consenting Party acknowledges that the Company has designated Stone and Webster Management Consultants, Inc. together with Stone and Webster Engineering Corporation as Independent Engineer.

                  (b) Power Purchase Agreement: The Consenting Party acknowledges that the definition of the Power Purchase Agreement for purposes of the Assigned Agreement is the Fuel Conversion Services, Capacity and Ancillary Services Purchase Agreement, dated September 17, 1999, between the Power Purchaser and the Owner, as such agreement may be amended, supplemented or modified from time to time.

         13. BINDING UPON SUCCESSORS. All agreements, covenants, conditions and provisions of this Consent to Assignment shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.

         14. CAPTIONS. The captions or headings at the beginning of each Section hereof are for the convenience of the parties hereto only and are not a part of this Consent to Assignment.

         15. GOVERNING LAW. (a) THIS CONSENT TO ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                  (b) Any legal action or proceeding with respect to this Consent to Assignment and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America sitting in the Borough of Manhattan, City of New York, and, by execution and delivery of this Consent to Assignment, each of the Consenting Party

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and the Assignee hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of the Consenting Party and the Assignee hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Assignee or the Consenting Party, as applicable, agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Assignee. Each of the Consenting Party and the Assignee irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Consenting Party at its notice address being Raytheon Engineers & Constructors, Inc., One Broadway, Cambridge, Massachusetts 02142, Attention: General Counsel, Facsimile Number:
617-494-7621 and to the Assignee at the address set forth in Section 4. Each of the Consenting Party and the Assignee hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Consent to Assignment brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Assignee or any of their respective designees or assignees to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Consenting Party in any other jurisdiction.

         16. AMENDMENT. This Consent to Assignment may be modified, amended or rescinded only by a writing expressly referring to this Consent to Assignment and signed by both the Consenting Party and the Assignee. The Assignee may request the direction of the Senior Parties prior to signing any amendments described herein.

         17. SEVERABILITY. Every provision of this Consent to Assignment is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable, and to the extent possible all of such other provisions shall remain in full force and effect.

         18. COUNTERPARTS. This Consent to Assignment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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         IN WITNESS WHEREOF, each of the Consenting Party and the Assignee has duly executed this Consent to Assignment as of the date first above written.

                           RAYTHEON ENGINEERS & CONSTRUCTORS, INC.

                           By: /s/ R.W. ZAIST
                               ------------------------------------------
                               Name:   R.W. Zaist
                               Title:  Sr. V.P. & Group Mger - Power


                           THE BANK OF NEW YORK,
                           as COLLATERAL AGENT


                           By: /s/ MARYBETH LEWICKI
                               ------------------------------------------
                               Name:   MaryBeth Lewicki
                               Title:  Vice President


REVIEWED AND CONSENTED TO:

AES RED OAK, L.L.C.


By: /s/ LOUIS J. ANATRELLA
    -------------------------------
Name:   Louis J. Anatrella
Title:  Vice President




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                                 ANNEX A
                                 -------

1.       Amendment No. 1;

2.       EPC Prepayment Coordination Agreement; and

3.       Change Order No. 1.














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